Exhibit 10.2

TECHNOLOGY SERVICES AGREEMENT

Zermatt Resort | Midway, Utah

This Technology Services Agreement (this “Agreement”) is entered into as of September 9, 2026 (the “Effective Date”), by and between TAP Real Estate Technologies, Inc., a Delaware corporation (“TAP”), and Alpenhaus Resort, LLC, a Utah limited liability company (“Alpenhaus”). TAP and Alpenhaus are each a “Party” and together the “Parties.”

RECITALS

A. Alpenhaus is the owner of the resort currently known as Zermatt Resort in Midway, Utah (the “Resort”).

B. TAP provides digital property infrastructure, tokenization, ownership administration, payment technology, workflow automation, investor technology and strategic advisory services.

C. The Parties wish to establish a definitive relationship under which TAP will serve as Alpenhaus’s exclusive technology, tokenization and digital transaction administration provider, while Alpenhaus and Alpenhaus Management, LLC retain all property, hotel, HOA, staffing, bank-account and operating authority.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises below, the Parties agree as follows:

1. ENGAGEMENT AND RELATIONSHIP

1.1 Engagement. Alpenhaus engages TAP, and TAP accepts the engagement, to provide the Platform (as defined below) and services described in this Agreement to Alpenhaus (the “Services”).

1.2 Exclusive Role. During the term of this Agreement, TAP will be Alpenhaus’s exclusive provider for the tokenization, tokenized cap-table administration and TAP Platform services within the defined scope. Exclusivity does not prevent Alpenhaus from retaining legal counsel, accountants, transfer agents, broker-dealers, custodians, payment processors, Marriott-approved vendors or other licensed or specialized providers.

1.3 Technology-Only Authority. TAP does not manage the hotel, HOA, construction, personnel, reservations, bank accounts or Resort operations. TAP may configure workflows, permissions, reports and integrations, but all material actions remain subject to Alpenhaus authorization.

1.4 Independent Contractor. TAP is an independent contractor and has no authority to bind Alpenhaus except through a written authorization signed by Alpenhaus.

2. PLATFORM AND SERVICES

2.1 Platform. The TAP platform includes TAP Registry, TAP Invest, TAP Pay, TAP Wallet, My Home Cloud, My Property Cloud, related APIs, dashboards, workflows, data structures and authorized integrations (collectively, the “Platform”).

2.2 Value Pillars. TAP will configure the Services around four connected functions:

●	Digital Investment Banker: digital investment and transaction infrastructure, property passport, capitalization story, controlled deal rooms, token design, subscriptions, closing administration, token issuance and ownership reconciliation. This is a technology and administration function, not broker-dealer or investment-advisory activity.

●	Asset Management and Control - Owners: My Home Cloud access for approved ownership records, statements, capital accounts, distributions, notices, consents, unit documents, service requests and payments.

●	Asset Management and Control - Hotel: My Property Cloud records and workflows for property assets, contracts, permits, insurance, renovation, PIP obligations, procurement, commissioning, warranties, maintenance, safety, compliance and management reporting.

●	Guest Experience: approved use of TAP Pay, TAP Wallet and Resort/flag integrations for communications, payments, deposits, wallet functions, amenities, service requests and offers, subject to applicable brand and cybersecurity requirements.

2.3 Reopening Vision. TAP will organize the digital property twin and operating handoff so the renovated Resort enters reopening with current asset, room, public-area, equipment, inspection, warranty and preventive-maintenance records, together with role-based operating, owner and investor dashboards.

3. INITIAL IMPLEMENTATION

TAP will establish the digital foundation for the Resort, including the property passport, core data model, user roles, document environment, ownership records, initial workflows, access controls, and phased implementation plan.

4. TOKENIZATION

During the Term (as defined below), TAP shall have the exclusive right to provide, arrange or coordinate tokenization and related digital-ownership services for the Resort and related ownership interests, including blockchain-based ownership records, smart-contract workflows, investor onboarding and tokenized transaction infrastructure. Alpenhaus shall not engage another provider for those services without TAP’s prior written consent. Any tokenization project, securities offering, token issuance, brokerage, placement, custody, money-transmission activity or related capital transaction shall proceed only under a separate definitive agreement signed by the applicable parties. That agreement shall define scope, deliverables, fees, intellectual-property rights, data responsibilities, regulatory compliance, licensed-party participation, risk allocation and termination rights. Regulated activity shall be structured with qualified legal and compliance advisers and conducted through appropriately licensed parties when required.

5. FEES AND PAYMENT

5.1 Platform Access and Implementation Fee. In consideration for access to the Platform, establishment of the Resort’s digital environment, configuration of the Platform assets, initial data organization, workflow implementation, user setup and initial training, Alpenhaus shall pay TAP a one-time platform access and implementation fee of Sixty Thousand Dollars ($60,000) (the “Platform Fee”) within three business days after execution of this Agreement. The Platform Fee is earned upon payment.

5.2 Monthly Technology Services Fee. Alpenhaus shall pay TAP a monthly technology services fee equal to $6,000 per month (the “Technology Services Fee”). The Technology Services Fee is due on the tenth day of every month (beginning on October 10, 2026).

5.3 Expenses and Taxes. Alpenhaus is responsible for approved third-party legal, tax, accounting, valuation, title/escrow, audit, identity verification, transfer-agent, custody, payment-processing, blockchain-network, filing, governmental and brand-system charges. TAP will not mark up pass-through expenses unless the Parties agree in writing. Fees exclude applicable sales, use and similar taxes.

6. ADDITIONAL PLATFORM AND CAPITAL SERVICES

Any additional Platform services, refinancing, tokenization, investor workstream, secondary-market program, custom integration, material custom development or other service outside the scope of this Agreement requires a separate written statement of work signed by both Parties. Each statement of work will define the applicable scope, deliverables, timing, responsibilities and fees.

7. CLIENT RESPONSIBILITIES

Alpenhaus will provide timely, accurate and complete source documents; identify authorized decision makers; obtain necessary internal, lender, investor, HOA, brand and legal approvals; select and contract with required licensed providers; maintain source-system licenses; and review deliverables and exceptions promptly. TAP may rely on information and approvals supplied by Alpenhaus and its advisers.

8. DATA, PLATFORM AND INTELLECTUAL PROPERTY

8.1 Client Data. Alpenhaus owns Resort-specific data and documents supplied to or created from Alpenhaus source materials. Alpenhaus grants TAP a limited license to use its resort client data (the “Client Data”) to perform the Services.

8.2 Platform Rights. TAP and its licensors retain all rights in the Platform, software, APIs, templates, generalized configurations, workflows, methods, know-how and improvements. No ownership transfers to Alpenhaus.

8.3 Access and Export. During the Term, TAP grants Alpenhaus a limited, nonexclusive, nontransferable right for authorized users to use the Platform for the Resort. Upon termination and payment of amounts due, TAP will provide a commercially reasonable export of Alpenhaus data in available standard formats.

9. CONFIDENTIALITY AND SECURITY

9.1 Confidentiality. Each receiving Party will protect the other Party’s nonpublic business, technical, financial, investor and personal information using at least reasonable care; use it only for this Agreement; and disclose it only to personnel and advisers with a need to know and confidentiality duties. Exclusions apply to information that is public without breach, previously known, independently developed or rightfully received from a third party.

9.2 Required Disclosure. A receiving Party may disclose information when legally required after giving prompt notice when permitted and reasonably cooperating to seek protective treatment.

9.3 Security. TAP will maintain commercially reasonable administrative, technical and physical safeguards appropriate to the Platform. Alpenhaus is responsible for its users, credentials, endpoints, source systems and role approvals. Each Party will notify the other promptly of a confirmed security incident materially affecting the other Party’s data.

10. WARRANTIES; DISCLAIMER

10.1 Mutual Authority. Each Party represents that it is duly organized, has authority to enter this Agreement and that the signer is authorized to bind it.

10.2 Performance Standard. TAP will perform the Services professionally and in material accordance with this Agreement. Alpenhaus’s exclusive remedy for a verified service nonconformity is re-performance if requested within thirty days after delivery.

10.3 Disclaimer. Except as expressly stated, the Platform and Services are provided as available. TAP disclaims implied warranties of merchantability, fitness for a particular purpose, noninfringement and uninterrupted or error-free operation. TAP does not provide legal, tax, accounting, investment, brokerage, title, escrow, construction or hotel-management advice and does not guarantee capital formation, regulatory approval, brand approval, project completion or financial results.

10.4 Brand and Third-Party Systems. Marriott or any other flag, PMS, reservations, banking, merchant, identity, custody and other third-party systems remain governed by their own terms and approvals. TAP does not warrant their availability, acceptance or interoperability beyond commercially reasonable integration efforts.

11. INDEMNIFICATION

11.1 By TAP. TAP will defend and indemnify Alpenhaus from third-party claims that the unmodified TAP Platform, as provided by TAP and used as authorized, infringes a United States intellectual-property right, excluding claims arising from Client Data, third-party systems, Alpenhaus instructions, unauthorized use or combinations not supplied by TAP.

11.2 By Alpenhaus. Alpenhaus will defend and indemnify TAP from third-party claims arising from Client Data, Alpenhaus’s property or operations, offering materials, securities issuance, investor eligibility, legal or tax structure, Alpenhaus instructions, or breach of law or third-party rights, except to the extent caused by TAP’s gross negligence or willful misconduct.

11.3 Process. The indemnified Party will give prompt notice, reasonable cooperation and control of the defense to the indemnifying Party, provided no settlement admits fault or imposes nonmonetary obligations without consent.

12. LIMITATION OF LIABILITY

Except for payment obligations, confidentiality breaches, indemnification obligations, infringement, fraud, gross negligence or willful misconduct: (a) neither Party is liable for indirect, incidental, special, punitive or consequential damages or lost profits; and (b) each Party’s aggregate liability arising from this Agreement will not exceed the fees paid or payable to TAP during the twelve months preceding the event giving rise to the claim.

13. TERM AND TERMINATION

13.1 Term. The initial term begins on the Effective Date and continues for one year (the “Term”). The Term renews for successive one-year periods unless either Party gives at least ninety days’ notice before the then-current term ends.

13.2 Termination for Cause. Either Party may terminate for a material breach not cured within thirty days after written notice, or immediately for insolvency, unlawful conduct materially affecting the Agreement, or a breach that cannot reasonably be cured.

13.3 Suspension. TAP may suspend affected Services after ten days’ notice for undisputed amounts more than thirty days overdue or for a material security or legal risk, using reasonable efforts to limit the suspension.

13.4 Effect. Accrued rights and payment obligations survive. If Alpenhaus terminates due to TAP’s uncured material breach, prepaid unearned service credits will be refunded. Sections concerning fees accrued, equity, intellectual property, confidentiality, regulatory boundaries, disclaimers, indemnification, liability, dispute terms and general provisions survive.

14. DISPUTES; GOVERNING LAW

The Parties will first attempt in good faith to resolve a dispute through executives with authority to settle. This Agreement is governed by Utah law without regard to conflicts principles. The state and federal courts located in Utah will have exclusive jurisdiction, and each Party consents to venue there. Either Party may seek temporary injunctive relief to protect confidential information, data, intellectual property or security.

15. NOTICES

Notices must be in writing and delivered by personal delivery, nationally recognized overnight courier, or email with confirmation of receipt, to the addresses below or to an updated address given by notice:

TAP	Alpenhaus
TAP Real Estate Technologies, Inc. Attn: Gregory Hopkins, Chief Executive Officer Email: __________________________	Alpenhaus Resort, LLC Attn: Authorized Representative Email: __________________________

16. GENERAL

16.1 Assignment. Neither Party may assign this Agreement without the other’s written consent, except to an affiliate or in connection with a merger, reorganization or sale of substantially all relevant assets, provided the assignee assumes the Agreement and is not a direct competitor of the non-assigning Party.

16.2 Force Majeure. Neither Party is liable for delay caused by events beyond reasonable control, excluding payment obligations, if it gives prompt notice and uses reasonable efforts to resume performance.

16.3 Publicity. Neither Party may issue a press release naming the other without prior written approval, except for a mutually approved announcement or legally required disclosure.

16.4 Entire Agreement. This Agreement and its signed statements of work are the entire agreement on their subject and supersede prior proposals and discussions. A conflict is resolved in this order: signed amendment, signed statement of work, this Agreement.

16.5 Amendment; Waiver. Amendments and waivers must be in a writing signed by authorized representatives of both Parties. A waiver on one occasion is not a continuing waiver.

16.6 Severability. An unenforceable provision will be modified to the minimum extent necessary, and the remainder will remain effective.

16.7 Counterparts; Electronic Signatures. This Agreement may be signed in counterparts and by electronic signature, each deemed an original and together one instrument.

[Signature page follows]

SIGNATURES

The Parties, intending to be legally bound, have executed this Technology Services Agreement through their authorized representatives.

TAP REAL ESTATE TECHNOLOGIES, INC.		ALPENHAUS RESORT, LLC

By:		By:
Name:	Gregory Hopkins	Name:
Title:	Chief Executive Officer	Title:
Date:	September 9, 2026	Date: